EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     Parent Company                       Subsidiary Company                  State of Incorporation
     --------------                       ------------------                  ----------------------
  Oneida Financial Corp                 The Oneida Savings Bank                      New York

 The Oneida Savings Bank            Oneida Preferred Funding Corp.                   New York

 The Oneida Savings Bank           Bailey & Haskell Associates, Inc.                 New York

 The Oneida Savings Bank             The State Bank of Chittenango                   New York

 The Oneida Savings Bank              MacDonald/Yando Agency Inc.                    New York

 The Oneida Savings Bank             Benefit Consulting Group Inc.                   New York